                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY


                                             CONTACT:
                                             CATHERINE M. BIFFIGNANI
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             314-645-6600

                                                    [KV Pharmaceutical Logo]

FOR IMMEDIATE RELEASE


              KV PHARMACEUTICAL REPORTS EIGHTH CONSECUTIVE YEAR
                    OF RECORD REVENUES AND GROSS PROFITS

      FISCAL YEAR 2003 REVENUES INCREASE 20%, LED BY ETHEX GENERICS AND
                        THER-RX WOMEN'S HEALTH LINES

                    FOURTH QUARTER REVENUES INCREASED 29%

St. Louis, MO., June 2, 2003 - KV Pharmaceutical Company (NYSE: KVa/KVb), a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets technologically distinguished branded and generic/non-branded prescription pharmaceutical products, today reported record revenues and gross profits for the fourth quarter and fiscal year ended March 31, 2003.

Net revenues for fiscal 2003 increased $40.9 million, or 20%, to $245.0 million compared with $204.1 million in fiscal 2002. The increase in revenues was due primarily to higher sales from both the Company's branded and specialty generics divisions. Net income improved by $7.1 million, or 23%, to $38.6 million for fiscal 2003, compared with $31.5 million in fiscal 2002 before a previously announced litigation reserve of $16.5 million, or $10.4 million after tax. With the litigation reserve, net income declined by $3.4 million, or 11%, to $28.1 million for fiscal 2003. Net income per diluted common share excluding the litigation reserve for fiscal 2003 was $1.12, an increase of 14% compared with $0.98 for fiscal 2002. With the litigation reserve, net income per diluted common share for fiscal 2003 was $0.82, a decrease of 16%. The Company's management believes that presenting the operating results of the Company without the charge for the litigation reserve is an appropriate measure of evaluating the Company's performance because it reflects the financial results of its core operating business. For the fourth quarter of fiscal 2003, net revenues increased to $73.4 million, up 29%, from $56.7 million in the fourth quarter of fiscal 2002. Net income increased $2.0 million or 19% to $12.6 million, or $0.36 per diluted share, compared with $0.33 per diluted share for the prior year fourth quarter.

Additionally, the Company increased R&D spending year-over-year by 79%, to $19.1 million, an increase of $8.4 million in order to support a growing pipeline of over 35 generic and branded development projects for its ETHEX and Ther-Rx Divisions. The Company expects research and development expenditures throughout fiscal 2004 to increase by up to 30% over research and development expenditures during fiscal 2003.

Fiscal 2003 represented the eighth straight year of record revenues and gross profits delivered by KV. "On the heels of our eighth straight record year, we believe that our outlook has never been brighter," said Marc S. Hermelin, Vice Chairman and CEO of KV. "Both our branded and generic businesses have positive momentum, from new product introductions and line extensions, as well as important licensing and co-marketing agreements covering 49 countries. We have an increasingly vibrant product pipeline for both businesses. We've just completed the acquisition of nine new products in two separate transactions. Finally, since July of last year KV has raised more than $260 million in new capital that gives us the flexibility and liquidity to pursue both organic and external growth initiatives. We have all the pieces in place to further build on our continuing track record of success during fiscal 2004."


FINANCIAL CONDITION

KV reported cash and cash equivalents of $96.3 million at fiscal year end, and working capital of $137.9 million. The Company generated $43.3 million of cash flow from operating activities during the year, compared with $15.9 million during fiscal 2002. A portion of this cash flow from operating activities was used to fund pharmaceutical manufacturing and distribution system equipment and facilities upgrades.

KV's shareholders' equity increased $101.8 million, or 64% to $260.6 million at March 31, 2003. During July 2002, the Company completed a public offering of approximately 3.3 million shares of Class A Common Stock, raising $72.4 million for use in acquisition opportunities, increased research and development and general corporate purposes.

After the close of fiscal 2003, on May 16, 2003, the Company completed a 2.5% Convertible Subordinated Debt Offering that netted $194.0 million after the exercise of over-allotment options. The Company utilized the proceeds from the offering to fund the repurchase of $50 million of its Class A Common Stock. Remaining proceeds will be used for future acquisitions of products, technologies and businesses and for general corporate purposes.


THER-RX CORPORATION - BRANDED MARKETING SUBSIDIARY COMPRISED 18% OF CONSOLIDATED CORPORATE REVENUES

Ther-Rx Corporation's net sales increased $3.3 million, or 8% to $43.7 million in fiscal 2003. Net sales of the women's healthcare product line increased 20% or $5.6 million, due to market share gains in key products. Ther-Rx's Gynazole-1(R) is now capturing an

18% share of the prescription vaginal anti-fungal cream marketplace according to Verispan, up from 13% at the end of fiscal 2002. Gynazole-1(R) net sales increased 53% or $4.4 million in fiscal 2003 to $12.5 million. Further, the PreCare(R) family of products is the number one branded line of prescription prenatal nutritional supplements in the United States. Revenues for fiscal 2003 for the PreCare(R) family of products were $20.8 million, or a 6% increase over revenues during fiscal 2002.

At the close of fiscal 2003, KV successfully completed the acquisition of nine products in two separate transactions for total consideration of approximately $41.3 million. These products had approximately $16 million of revenues for the trailing 12 months prior to the acquisition. The acquisitions include (2) two leading franchises of hematinic products, Chromagen(R) and Niferex(R), as well as the StrongStart(R) prenatal vitamin product line, adding to a category in which Ther-Rx is already the market leader under its PreCare(R) franchise.

The Company believes that these hematinic franchises, which are used to treat iron deficiency, can be successfully reinvigorated and grown with better technology and targeted marketing. In Chromagen(R) and Niferex(R) the Company has acquired two dominant brands in a segment that has a proven base of physician support but to date has been under-marketed. The Company expects to apply its drug delivery and formulation expertise to both product lines, similar to its successful track record in finding and reinvigorating underserved pharmaceutical categories, such as what was accomplished with the PreCare(R) Caplet acquisition.

The acquired product lines are expected to be relaunched during fiscal 2004 with dedicated promotional and sampling activity. Together, the Company expects that the nine products will be accretive to KV's earnings in fiscal 2004.


ETHEX CORPORATION - SPECIALTY GENERIC MARKETING DIVISION UP 27%

KV's specialty generics and non-branded unit, ETHEX Corporation, achieved record net revenues of $179.7 million as a result of growth in both its existing product line as well as new product introductions.

ETHEX net sales increased $38.7 million, or 27% in fiscal 2003, compared to fiscal year 2002, to a record $179.7 million. Results reflected higher volume sales of existing products coupled with incremental sales of new products, partially offset by lower price points for certain products. ETHEX revenues also benefited throughout fiscal 2003 from seven ANDA approvals the Company received since January 2002. During fiscal 2003, ETHEX introduced 16 products, including:

Potassium Chloride 20 mEq ER tablets (compare labeling to K-Dur(R) by Schering*) Prednisolone 15mg/5mL Syrup (compare labeling to Prelone(R) by Muro*) Dextroamphetamine 5mg and 10 mg Tablets (compare labeling to Dextrostat(R) by Shire*) Propafenone 150 mg (compare labeling to Rhythmol(R) by Abbott*)

ETHEX continues to manage an active research and development pipeline to support its growth.


PARTICLE DYNAMICS, INC. - SPECIALTY VALUE ADDED RAW MATERIALS

During fiscal 2003, sales of specialty, value-added raw material products decreased 11%, or $2.2 million to $17.4 million compared to fiscal 2002, due primarily to unexpected softness in the nutritional supplement market for which Particle Dynamics is a supplier. Particle Dynamics continues to play a strategic role for KV, leveraging its expertise in manufacturing and product development to supply many value-added raw materials for both ETHEX and Ther-Rx product lines. In spite of the revenue decline, Particle Dynamics remains profitable.


INTERNATIONAL BUSINESS DEVELOPMENT -FIRST INTERNATIONAL LAUNCH OF GYNAZOLE-1(R)

Late in fiscal 2003, KV's licensing partner, Sigma Pharma Ltda. of Brazil received approval from the Brazilian Regulatory Agency to market KV's Gynazole-1(R) (butoconazole nitrate 2% vaginal cream). Brazil is the first country to grant approval of the product out of 49 international markets in which KV has license agreements for Gynazole-1(R). Sigma Pharma Ltda. has begun marketing the product and is supporting it with ongoing marketing and promotional efforts. In Brazil, the product is competing in a current prescription market for vaginal antifungals of $25 million. The agreement provides KV manufacturing and royalty revenues on net sales of Gynazole-1(R) by Sigma Pharma Ltda.


ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies. The company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes in its October 2002 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.
                               ------------------------

*PRODUCT COMPARISONS
The FDA has not required that any of the named products be approved or rated for therapeutic equivalence. Even when products are labeled as containing the same active ingredients, they may be subject to different potency specifications and may contain different inactive ingredients. For a listing of active ingredients in ETHEX' products, contact ETHEX at 800-321-1705, refer to the web site at www.ETHEX.com, or consult the product label/insert. State law governs the
-------------
substitution of prescription pharmaceuticals.

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates, currency exchange rates, and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing;
(5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers;
(11) the impact of competitive response to the Company's efforts to leverage its brand power with product innovation, promotional programs, and new advertising; (12) the risk that acquisition opportunities will not be consummated; and, (13) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.

                          (Financial Tables Follow)

                                           CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,                         YEAR ENDED MARCH 31,
                                                         ---------------------------------     ----------------------------------
                                                             2003               2002                2003               2002
---------------------------------------------------------------------------------------------------------------------------------
Net revenues...................................            $ 73,358           $ 56,674            $244,996           $204,105
Cost of sales..................................              28,240             22,272              94,527             80,403
                                                         ------------------------------------------------------------------------
Gross profit...................................              45,118             34,402             150,469            123,702
                                                         ------------------------------------------------------------------------
Operating and other expenses:
     Research and development..................               4,891              2,740              19,135             10,712
     Selling and administrative................              20,180             14,440              69,584             61,343
     Amortization of intangible assets.........                 589                589               2,321              2,353
     Litigation................................                   -                  -              16,500                  -
     Other expense (income), net...............                (167)               (30)               (652)               (61)
                                                         ------------------------------------------------------------------------
                                                             25,493             17,739             106,888             74,347
                                                         ------------------------------------------------------------------------
Income before income taxes.....................              19,625             16,663              43,581             49,355
Provision for income taxes.....................               6,979              6,040              15,471             17,891
                                                         ------------------------------------------------------------------------

Net income.....................................            $ 12,646           $ 10,623            $ 28,110           $ 31,464
                                                         ========================================================================

Net income per Common share - basic............            $   0.37           $   0.35            $   0.84           $   1.03
                                                         ========================================================================
Net income per Common share - diluted..........            $   0.36           $   0.33            $   0.82           $   0.98
                                                         ========================================================================
Average shares outstanding - basic.............              34,119             30,748              33,200             30,408
Average shares outstanding - diluted...........              35,177             32,170              34,374             32,165


---------------------------------------------------------------------------------------------------------------------------------


                                                                                                    YEAR ENDED MARCH 31,
                                                                                        -----------------------------------------
                                                                                                    2003               2002
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME
     Net income without litigation reserve.....                                                   $ 38,554           $ 31,464
     Impact of litigation reserve..............                                                    (10,444)                 -
                                                                                        -----------------------------------------
         Total net income......................                                                   $ 28,110           $ 31,464
                                                                                        =========================================

PER BASIC SHARE
     Net income without litigation reserve.....                                                   $   1.16           $   1.03
     Impact of litigation reserve..............                                                      (0.32)                 -
                                                                                        -----------------------------------------
         Total net income......................                                                   $   0.84           $   1.03
                                                                                        =========================================

PER DILUTED SHARE
     Net income without litigation reserve.....                                                   $   1.12           $   0.98
     Impact of litigation reserve..............                                                      (0.30)                 -
                                                                                        -----------------------------------------
         Total net income......................                                                   $   0.82           $   0.98
                                                                                        =========================================



---------------------------------------------------------------------------------------------------------------------------------

                                    CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                                                                        2003               2002
--------------------------------------------------------------------------------------------------------------------
Balance Sheet Information (as of March 31)
     Cash and cash equivalents...................................                     $ 96,288           $ 12,109
     Receivables, net............................................                       57,385             54,218
     Inventory, net..............................................                       42,343             35,097
     Prepaid and other current assets............................                        2,709              2,102
     Deferred tax asset..........................................                       14,791              5,227
                                                                                  ----------------------------------
         Total current assets....................................                      213,516            108,753
     Property and equipment, net.................................                       51,903             41,224
     Intangible assets and goodwill..............................                       82,577             41,293
     Other assets................................................                        4,672              3,922
                                                                                  ----------------------------------
                                                                                      $352,668           $195,192
                                                                                  ==================================

     Current liabilities.........................................                     $ 75,620           $ 27,356
     Long-term debt and other long-term liabilities..............                       16,432              9,044
     Shareholders' equity........................................                      260,616            158,792
                                                                                  ----------------------------------
                                                                                      $352,668           $195,192
                                                                                  ==================================

     Working capital.............................................                     $137,896           $ 81,397
     Working capital ratio.......................................                     2.8 to 1           4.0 to 1
     Debt to equity ratio........................................                     .07 to 1           .03 to 1


Cash Flow Information (year ended March 31)
     Net cash provided by (used in):
         Operating activities....................................                     $ 43,321           $ 15,897
         Investing activities....................................                      (32,113)            (8,484)
         Financing activities....................................                       72,971                568
                                                                                  ----------------------------------
     Increase in cash and cash equivalents.......................                       84,179              7,981
     Cash and cash equivalents, beginning of year................                       12,109              4,128
                                                                                  ----------------------------------
     Cash and cash equivalents, end of period....................                     $ 96,288           $ 12,109
                                                                                  ==================================

--------------------------------------------------------------------------------------------------------------------








                                    # # #